Exhibit 99.1


  U. S. STEEL PROVIDES UPDATES ON GARY BLAST FURNACE REBUILD AND THIRD QUARTER
                               BUSINESS CONDITIONS

     PITTSBURGH, Sept. 20, 2005 - United States Steel Corporation (NYSE: X) reported today that, based upon the updated rebuild schedule for the No. 14 blast furnace at Gary Works, the furnace is expected to be available for start-up in early December. Following prescribed start-up procedures after such a major rebuild, the furnace should be capable of achieving its expected production rate of 9,200 tons per day in January 2006. The furnace section that was involved in the incident reported earlier this month is being repaired and is expected to be put in place within the next week.
     Commenting on third quarter business conditions, U. S. Steel said that it expects results will be below the current range of earnings estimates reported by investment analysts, and that significant declines in income for the Flat-rolled and U. S. Steel Europe segments, compared to second quarter results, will be reported in late October.
     Natural gas and scrap prices are increasing, and Flat-rolled costs are expected to be somewhat higher than second quarter costs. Flat-rolled steel shipments are now expected to be slightly below second quarter levels. As previously disclosed, Flat-rolled average realized prices are expected to be moderately lower than the second quarter. Prices have trended lower during the third quarter, reflecting the bottoming of spot-market prices.
     In Europe, a blast furnace outage at U. S. Steel Kosice has expanded in scope and schedule, and this furnace is scheduled to return to production in mid-October. Third quarter shipments in Europe will be below second quarter, and raw material costs will decline less than the company's prior expectations. As expected, spot-market prices have substantially declined in the third quarter compared to the second quarter.
     Order rates have strengthened both domestically and in Europe and are expected to support higher operating levels when the two blast furnace projects are completed and the furnaces are returned to production. Tubular markets and operations remain strong.
                                      # # #
     This release contains forward-looking statements with respect to market conditions, operating costs, shipments and prices. Some factors, among others, that could affect market conditions, costs, shipments and prices for both domestic operations and USSE include global product demand, prices and mix; global and company steel production levels; plant operating performance; the timing and completion of the rebuild of the No. 14 blast furnace at Gary Works and other facility projects; natural gas and electricity prices and usage; raw materials availability and prices; the impact of fixed prices in energy and raw materials contracts (many of which have terms of one year or longer) as compared to short-term contract and spot prices of steel products; changes in environmental, tax and other laws; employee strikes; power outages; and U.S. and global economic performance and political developments. Domestic steel shipments and prices could be affected by import levels and actions taken by the U.S. Government and its agencies. Economic conditions and political factors in Europe that may affect USSE's results include, but are not limited to, taxation, nationalization, inflation, currency fluctuations, increased regulation, export quotas, tariffs, and other protectionist measures. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in the Form 10-K of
U. S. Steel for the year ended December 31, 2004, and in subsequent filings for
U. S. Steel.